UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 8, 2011

FREDERICK’S OF HOLLYWOOD GROUP INC.
(Exact Name of Registrant as Specified in Charter)

New York	1-5893	13-5651322
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6255 Sunset Boulevard, Hollywood, CA	90028
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 466-5151

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 8, 2011, Frederick’s of Hollywood Group Inc. (“Company”) entered into an employment agreement with Donald Jones, which provides for Mr. Jones to be employed as the Company’s President and Chief Operating Officer until August 22, 2013 at a base salary of $350,000 per year.

In addition to his base salary, Mr. Jones is eligible to receive, for the fiscal years ending July 28, 2012, July 27, 2013 and July 26, 2014, a target annual incentive bonus of up to 50% of his base salary, which will be based on the Company and Mr. Jones achieving goals and objectives established by the Chief Executive Officer and approved by the compensation committee for each fiscal year. The incentive bonus for the fiscal year ending July 26, 2014 will be prorated for the partial year.  Mr. Jones also will be eligible to receive from time to time, upon the recommendation of the Chief Executive Officer, such discretionary bonuses as the compensation committee deems appropriate.

In addition to his base salary, on September 8, 2011, the Company granted Mr. Jones a ten-year, non-qualified option to purchase 150,000 shares of common stock under the Company’s 2010 Long-Term Incentive Equity Plan at an exercise price of $0.62 per share.  75,000 shares will vest on each of August 22, 2012 and 2013.

Additionally, on September 8, 2011, the Company issued Mr. Jones 80,000 shares of restricted stock, of which 40,000 shares will vest on each of August 22, 2012 and 2013, provided that Mr. Jones is employed by the Company on each such date.

The employment agreement provides that if, during the employment term, the Company terminates Mr. Jones without “cause” or he terminates his employment for “good reason” (as such terms are defined in the employment agreement), or if the Company does not continue his employment at the end of the employment term upon substantially similar terms, the Company will be required to pay to him (i) his base salary for (a) three months from the date of termination if such date is prior to January 31, 2012, (b) four months from the date of termination if such date is between February 1, 2012 and August 22, 2012 or (c) six months from the date of termination if such date is after August 22, 2012 and (ii) his annual performance bonus, if any, pro-rated to the date of termination.

The employment agreement also provides for the Company to pay up to $5,000 per year towards the cost of the annual premium on a life insurance policy for Mr. Jones providing a death benefit of $1,000,000 to his designated beneficiary.  The Company is also required to maintain a disability insurance policy for Mr. Jones providing a non-taxable benefit of up to $10,000 per month payable to Mr. Jones in the event of his disability.  Under the employment agreement, Mr. Jones is prohibited from disclosing confidential information about the Company and employing or soliciting any of the Company’s current employees to leave the Company during his employment and for a period of one year thereafter.  The employment agreement does not contain any change of control provisions.

The foregoing description is qualified in its entirely by the text of the employment agreement, stock option agreement and restricted stock agreement, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3.

On September 14, 2011, the Company issued a press release attached hereto as Exhibit 99.1, announcing the matters described in this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Employment Agreement between the Company and Don Jones, dated as of September 8, 2011

10.2	Stock Option Agreement between the Company and Don Jones, dated as of September 8, 2011

10.3	Restricted Stock Agreement between the Company and Don Jones, dated as of September 8, 2011

99.1	Press release, dated September 14, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2011	FREDERICK’S OF HOLLYWOOD GROUP INC.

By:	/s/ Thomas Rende
Thomas Rende
Chief Financial Officer
(Principal Financial and Accounting Officer)